Exhibit 10.1

AGREEMENT OF ACQUISITION AND

PLAN OF REORGANIZATION

between

SONA DEVELOPMENT CORP.

and

SIBLING ENTERTAINMENT GROUP, INC.

June 28, 2006

i

	3.4	Capitalization of Sibling	11
	3.5	Commission Reporting and Compliance	11
	3.6	Financial Statements	12
	3.7	Governmental Consents	12
	3.8	Compliance with Laws and Other Instruments	13
	3.9	Binding Obligations	13
	3.10	Absence of Undisclosed Liabilities	13
	3.11	Changes	14
	3.12	Tax Returns and Audits	14
	3.13	Employee Benefit Plans; ERISA	15
	3.14	Litigation	15
	3.15	Interested Party Transactions	15
	3.16	Questionable Payments	16
	3.17	Obligations to or by Stockholders	16
	3.18	Schedule of Assets and Contracts	16
	3.19	Employees	17
	3.20	Disclosure	17
4.	Conduct of Businesses Pending the Acquisition.		17
	4.1	Conduct of Business by Sona Pending the Acquisition	17
	4.2	Conduct of Business by Sibling Pending the Acquisition	18
5.	Additional Agreements.		19
	5.1	Access and Information	19
	5.2	Additional Agreements	20
	5.3	Publicity	20
	5.4	Appointment of Directors	20
6.	Conditions of Parties’ Obligations.		20
	6.1	Sibling’s Obligations	20
	6.2	Sona’s Obligations	22
7.	Non-Survival of Representations and Warranties		24
8.	Amendment of Agreement		24
9.	Definitions		24
10.	Closing		27
11.	Termination Prior to Closing.		27
	11.1	Termination of Agreement	27
	11.2	Termination of Obligations	28
12.	Miscellaneous.		28
	12.1	Notices	28
	12.2	Entire Agreement	29
	12.3	Expenses	29
	12.4	Time	29
	12.5	Severability	29
	12.6	Successors and Assigns	29
	12.7	No Third Parties Benefited	29
	12.8	Counterparts	29
	12.9	Recitals, Schedules and Exhibits	29
	12.10	Section Headings and Gender	29
	12.11	Governing Law	30

ii

LIST OF EXHIBITS AND SCHEDULES

Exhibits

A	Subsidiaries of Sibling
B	Issuance of Shares and Warrants to Sibling
C	Articles of Incorporation of Sona
D	Bylaws of Sona
E	Officers and Directors
F	Form of Opinion of Sibling’s Counsel
G	RHS Debenture

Sona’s Disclosure Schedules

2.1(b)	Sona’s Direct or Indirect Interest
2.5	Sona’s Stockholders
2.10	Financial Statements
2.11	Liabilities
2.12	Changes/Indebtedness
2.21	Interested Party Transactions
2.29	Obligations to or by Stockholders
2.30(c)	Recent filings on Form 8-K

Sibling Disclosure Schedules

3.5	Commission Reporting
3.6(i)	Sibling’s Financial Statements
3.6(ii)	Subsidiaries’ Financial Statements
3.10	Liabilities
3.11	Changes
3.13	Sibling Employee Benefit Plans
3.14	Litigation
3.15	Interested Party Transactions
3.17	Obligations to or by Stockholders
3.18(i)	Schedule of Assets and Contracts
3.18(ii)	Schedule of Sibling and Subsidiaries Bank Accounts
3.19(a)	Agreement with Mitchell Maxwell
3.19(b)	Agreement with Victoria Maxwell
3.19(c)	Agreement with James Cardwell
4.2(e)	LOI Agreement with Richard Bernstein
4.2(f)	Extension Agreement with Richard Bernstein

iii

AGREEMENT OF ACQUISITION AND PLAN OF REORGANIZATION

THIS AGREEMENT OF ACQUISITION AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into on June 28, 2006, by and between SONA DEVELOPMENT CORP., a Texas corporation (“Sona”), and SIBLING ENTERTAINMENT GROUP, INC., a New York corporation (“Sibling”).

WITNESSETH:

A. The respective Boards of Directors of Sona and Sibling have determined that it is fair to and in the best interests of their respective corporations and stockholders for Sona to purchase Sibling’s subsidiaries, as listed on Exhibit A attached hereto and made a part hereof (collectively, the “Subsidiaries”) upon the terms and subject to the conditions set forth herein (the “Acquisition”);

B. The respective Boards of Directors of Sona and Sibling have approved the Acquisition in accordance with the Texas Business Corporation Act and New York Business Corporation Law, respectively, upon the terms and subject to the conditions set forth herein;

C. The respective Board of Directors of Sona and Sibling shall present the terms of the Acquisition to their shareholders to obtain shareholder approval of the Acquisition, and shall take all appropriate action in accordance with this transaction; and

D. The parties hereto intend that the Acquisition contemplated herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.	The Acquisition.

1.1          Acquisition. Subject to the terms and conditions of this Agreement, Sona shall acquire the Subsidiaries from Sibling in consideration for the issuance of shares of Sona’s common stock and warrants equal to the amounts (and for the warrants the same terms) set forth on Exhibit B, attached hereto and made a part hereof (collectively, the “Securities”) and shall change its name to “Sibling Entertainment Group Holdings, Inc.” on the Closing Date.

1.2          Compliance with Schedule 14A and 14C of the Exchange Act. Sona and Sibling both acknowledge that each company must comply with Sections 14A and 14C of the Exchange Act, specifically Regulations 14A and 14C, and Schedules 14A and 14C thereunder. Thereby, Sona is required to file a 14A Proxy Statement to seek shareholder approval of the Acquisition while Sibling may seek shareholder approval of the Acquisition by obtaining the written consent of a majority of its shareholders, and filing a 14C Information Statement (collectively, the “Shareholder Statements”).

1.3          Closing Date. The closing of the Acquisition (the “Closing Date”) shall take place within three (3) business days after compliance with Section 1.2 herein is completed by both parties and any other conditions of this Agreement shall be satisfied. The parties have contemplated September 1, 2006 as a Closing Date. However, in good faith, both parties shall agree to close prior to such time if all conditions for closing are satisfied. Notwithstanding the above, if the closing does not take place by December 31, 2006, either party may terminate this Agreement.

1.4	Articles of Incorporation, Bylaws, Directors and Officers.

(a)          The articles of incorporation of Sona, as in effect immediately prior to the Closing Date, attached as Exhibit C hereto, shall be the articles of incorporation from and after the Closing Date until amended with the change of name considered herein and further amended in accordance with applicable law.

(b)          The bylaws of Sona, as in effect immediately prior to the Closing Date, attached as Exhibit D hereto, shall be the bylaws from and after the Closing Date until amended in accordance with applicable law, the articles of incorporation and such bylaws.

(c)          The directors and officers listed in Exhibit E hereto shall be the directors and officers of Sona after the Closing Date, and each shall hold his respective office or offices after the Closing Date until his or her successors shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the articles of incorporation or bylaws of Sona.

1.5          Further Assurances. From time to time, from and after the Closing Date, as and when reasonably requested by Sona, the proper officers and directors of Sibling as of the Closing Date shall, for and on behalf and in the name of Sibling or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Sibling, Sona or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to Sona title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of Sibling and the Subsidiaries or otherwise to carry out fully the provisions and purposes of this Agreement.

1.6          Liquidation of Sibling. Immediately after the consummation of the transfer set forth in section 1.1 herein, Sibling shall be liquidated. Such liquidation shall take place after Sibling has filed all final tax returns, paid all creditors and any other matters that Sibling determines it should undertake.

2.            Representations and Warranties of Sona. Sona hereby represents and warrants to Sibling as follows:

2.1	Organization, Standing, Etc.

(a)          Sona is a corporation duly organized and existing in good standing under the laws of the State of Texas, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and to carry out the terms hereof. Copies of Sona’s articles of incorporation (and any amendments thereto) and bylaws, attached respectively as Exhibits C and D hereto, are true and complete and have not since been amended or repealed.

(b)          Sona has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business except as described in Schedule 2.1(b).

2.2          Qualification. Sona is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Sona taken as a whole (the “Condition of Sona”).

2.3          Capitalization of Sona. The authorized capital stock of Sona consists of 100,000,000 shares of common stock, par value $0.0001 per share (“Sona’s Common Stock”) and no shares of preferred stock, and Sona has no authority to issue any other capital stock. There are 11,676,705 shares of Sona’s Common Stock issued and outstanding, and such issued shares are duly authorized, validly issued, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person. Sona has no outstanding options, rights or commitments to issue Sona’s Common Stock or other equity securities, and there are no outstanding securities convertible or exercisable into or exchangeable for Sona’s Common Stock or other equity securities.

2.4          Indebtedness. Sona has no Indebtedness for Borrowed Money, except as disclosed on its Balance Sheet (as filed with the Commission for the quarter ending March 31, 2006).

2.5          Sona’s Stockholders. Schedule 2.5 hereto contains a true and complete list of the record owner of all of the outstanding shares of Sona’s Common Stock together with the number of securities held. To Sona’s knowledge, except as described in Schedule 2.5, there is no voting trust, agreement or arrangement among any of the beneficial holders of Sona’s Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Sona’s Common Stock.

2.6          Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement (together, the “Acquisition Documents”) have been duly authorized by Sona’s Board of Directors and have been approved (or will be approved prior to the Closing Date) by the requisite vote of the stockholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Acquisition Documents and the consummation of the Acquisition has been validly and appropriately taken, except for the Shareholder Statements referred to in Section 1.2 herein.

2.7          Compliance with Laws and Instruments. The business and operations of Sona have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of Sona. The execution, delivery and performance by Sona of the Acquisition Documents and the consummation by Sona of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing, (b) will not cause Sona to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of Sona’s articles of incorporation or bylaws, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which Sona is a party or by which Sona or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of Sona and (d) will not result in the creation or imposition of any Lien upon any property or asset of Sona. Sona is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its articles of incorporation or bylaws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of Sona, or any other material agreement or instrument to which Sona is a party or by which Sona or any of its properties is bound or affected.

2.8          Binding Obligations. The Acquisition Documents constitute the legal, valid and binding obligations of Sona and are enforceable against Sona in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.9          Broker’s and Finder’s Fees. No Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against Sona for any commission, fee or other compensation as a finder or broker, or in any similar capacity. Sona hereby agrees to indemnify and hold Sibling harmless from and against any and all claims, losses or liabilities for any such commission, fee or other compensation as a result of the claim by any other Person that the indemnifying party or parties introduced or assisted them in connection with the transactions contemplated or described here.

2.10       Financial Statements. Attached hereto as Schedule 2.10 are Sona’s audited balance sheets, for the year ended December 31, 2005 and reviewed for the quarter ended March 31, 2006 respectively (“Sona’s Balance Sheets”) on the aforementioned dates (“Sona’s Balance Sheet Dates”). Such financial statements (a) are in accordance with the books and records of Sona, (b) present fairly in all material respects Sona’s financial condition at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified, and (c) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior accounting periods.

2.11       Absence of Undisclosed Liabilities. Sona has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing Date, except (a) as disclosed in Schedule 2.11 and/or Schedule 2.12 hereto, (b) to the extent set forth on or reserved against in Sona’s Balance Sheets or the notes to the financial statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since Sona’s Balance Sheet Dates, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of Sona, and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules.

2.12       Changes. Since Sona’s Balance Sheet Dates, except as disclosed in Schedule 2.12 hereto, Sona has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on Sona’s Balance Sheets and current liabilities incurred since Sona’s Balance Sheet Dates, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of Sona, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (j) suffered or experienced any change in, or condition affecting, the Condition of Sona other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (k) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (l) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (m) suffered any material loss not reflected in Sona’s Balance Sheets or its statements of income for the year ended on Sona’s Balance Sheet Dates, or (n) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.13       Employees. Sona has complied in all material respects with all laws relating to the employment of labor, and Sona has encountered no material labor union difficulties. Other than pursuant to ordinary arrangements of employment compensation, Sona is not under any obligation or liability to any of its officers, directors or employees.

2.14       Tax Returns and Audits. All required federal, state, provincial and local Tax Returns of Sona have not been prepared and timely filed or extensions with respect thereto granted, though to Sona’s knowledge, no federal, state, provincial or local Taxes are due with respect to the periods covered by such delinquent returns. Notwithstanding the aforementioned representation, Sona will file all delinquent federal, state, provincial or local Tax Returns prior to the Closing Date and be responsible for the satisfaction of any amounts due thereon including Taxes, fees or penalties, if any.

Sona has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of Sona’s federal income tax returns nor any state, provincial or local income or franchise tax returns has been audited by governmental authorities. Sona has withheld or collected from each payment made to each of its employees, if required, the amount of all taxes (including, but not limited to, federal, state, provincial and local income taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, provincial, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Sona now pending, and Sona has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. Sona is not obligated to make a payment, or is a party to an agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code. Sona has not agreed nor is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, provincial, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired. Sona (a) is not a party to, is bound by or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten, and (b) does not have any potential liability or obligation to any person as a result of, or pursuant to, any such any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten.

2.15	Patents and Other Intangible Assets.

(a)          Sona (i) neither owns or has the right to use, free and clear of all Liens, claims and restrictions, any patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing; (ii) nor is obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(b)          To the best knowledge of Sona, Sona neither owns nor has the unrestricted right to use any trade secrets, know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data or information that derives independent economic value, actual or potential, from not being generally known or known by competitors required for or incident to Sona.

2.16       Employee Benefit Plans; ERISA. Sona has no “employee benefit plans” (within the meaning of Section 3(3) of the ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of any type other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by Sona, whether written or unwritten and whether or not funded.

2.17       Title to Property and Encumbrances. Sona has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by Sona in its business. Without limiting the generality of the foregoing, Sona has good and indefeasible title to all of its properties and assets reflected in the Balance Sheets, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Dates and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

2.18       Condition of Properties. All properties owned, leased or used by Sona are in operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for Sona’s business.

2.19       Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of Sona, threatened against or affecting Sona or its properties, assets or business, and after reasonable investigation, Sona is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. Sona is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

2. 20      Licenses. Sona possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for Sona to engage in the business currently conducted by it, all of which are in full force and effect.

2. 21     Interested Party Transactions. Except as disclosed in Schedule 2.21 hereto, no officer, director or stockholder of Sona or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or Sona has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Sona, if any or (ii) purchases from or sells or furnishes to Sona any goods or services, or (b) a beneficial interest in any contract or agreement to which Sona is a party or by which it may be bound or affected.

2. 22	Environmental Matters

(a)          To the knowledge of Sona, Sona has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

(b)          To the knowledge of Sona, the historical and present operations of the business of Sona are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a material adverse effect on the Condition of Sona.

(c)          There are no material pending or, to the knowledge of Sona, threatened, demands, claims, information requests or notices of noncompliance or violation against or to Sona relating to any Environmental Law; and, to the knowledge of Sona, there are no conditions or occurrences on any of the real property used by Sona in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to Sona, except such as have not had, and would not reasonably be expected to have, a material adverse effect on the Condition of Sona.

(d)          To the knowledge of Sona, (i) Sona has not, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLA” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) Sona is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) Sona has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of Sona.

2. 23     Receivables. Sona has no accounts receivable reflected on the Balance Sheets and will have no accounts receivable as of the Closing Date.

2. 24      Inventories. Sona has no inventories reflected on the Balance Sheet and will have no inventories as of the Closing Date.

2. 25      Customers, Suppliers and Independent Contractors. Since the Balance Sheet Dates, Sona has not been advised that any customer, supplier or independent contractor of Sona, if any, intends to terminate or materially curtail its business relationship with Sona.

2. 26      Duty to Make Inquiry. To the extent that any of the representations or warranties in this Section 2 are qualified by “knowledge” or “belief,” Sona represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of its directors, officers and key personnel.

2. 27      Disclosure. There is no fact relating to Sona that Sona has not disclosed to Sibling in writing which has had or is currently having a material and adverse effect nor, insofar as Sona can now foresee, will materially and adversely affect, the Condition of Sona. No representation or warranty by Sona herein and no information disclosed in the schedules or exhibits hereto by Sona contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

2.28       Questionable Payments. Neither Sona nor any director, officer or, to the best knowledge of Sona, agent, employee or other Person associated with or acting on behalf of Sona, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2. 29      Obligations to or by Stockholders. Except as disclosed in Schedule 2.29, Sona has no liability or obligation or commitment to any Stockholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Stockholder, nor does any Stockholder or any such Affiliate or associate have any liability, obligation or commitment to Sona.

2.30	Commission Reporting and Compliance.

(a)          Sona filed a Form 10-SB12G on November 30, 1999, which made Sona an Exchange Act company on January 29, 2000. Since that date, Sona has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act.

(b)          Sona has delivered to Sibling (or Sibling can obtain same from the Commission web site at www.sec.gov) true and complete copies of the registration statements, information statements and other reports (collectively, “Sona’s Commission Documents”) filed by the Sona with the Commission. None of Sona’s Commission Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(c)          Except as set forth on Schedule 2.30(c), Sona has not filed, and nothing has occurred with respect to which Sona would be required to file, any report on Form 8-K since June 20, 2006. Prior to and until the Closing, Sona will provide to Sibling copies of any and all amendments or supplements to Sona’s Commission Documents filed with the Commission since June 20, 2006 and all subsequent registration statements and reports filed by Sona subsequent to the filing of Sona’s Commission Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by Sona with the Commission or delivered to the stockholders of Sona.

(d)          Sona is not an investment company within the meaning of Section 3 of the Investment Company Act.

(e)          The shares of Sona Common Stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “SDVC,” and Sona is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and the Sona Stock.

(f)           Between the date hereof and the Closing Date, Sona shall continue to timely satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and the OTC Bulletin Board including, but not limited to the timely filing of notices required by Rule 10b-17 under the Securities Act.

(g)          To the best knowledge of Sona, Sona has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

(h)          Sona is a “blank check company” subject to the requirements of Rule 419 of the Securities Act.

3.            Representations and Warranties of Sibling and Subsidiaries. Sibling represents and warrants to Sona as follows:

3.1	Organization, Standing, Subsidiaries, Etc.

(a)          Sibling and each of its Subsidiaries are corporations duly organized and existing in good standing under the laws of each corporation’s state of incorporation. Sibling has heretofore delivered to Sona complete and correct copies of each corporation’s respective articles of incorporation and bylaws as now in effect. Sibling and each of its Subsidiaries have full corporate power and authority to carry on their businesses as such businesses are now being conducted and as now proposed to be conducted and to own or lease their own properties and assets.

(b)          Except as disclosed on Exhibit A, Sibling has no other subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

3.2          Corporate Authority. Sibling has full corporate power and authority to enter into the Acquisition Documents and the other agreements to be made pursuant to the Acquisition Documents and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Acquisition Documents and such other agreements and documents by Sibling has been duly and validly taken or will have been so taken prior to the Closing. Each of the Acquisition Documents constitutes a legal, valid and binding obligation of Sibling, each enforceable against Sibling in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3          Broker’s and Finder’s Fees. No Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against Sibling or any of the Subsidiaries for any commission, fee or other compensation as a finder or broker, or in any similar capacity. Sibling hereby agrees to indemnify and hold Sona harmless from and against any and all claims, losses or liabilities for any such commission, fee or other compensation as a result of the claim by any other Person that the indemnifying party or parties introduced or assisted them in connection with the transactions contemplated or described here.

3.4          Capitalization of Sibling. The authorized capital stock of Sibling consists of (a) 100,000,000 shares of common stock, par value $0.001 per share (the “Sibling Common Stock”), of which 27,917,472 shares are issued and outstanding, and (b) no shares of preferred stock. Except as disclosed in Exhibit B, Sibling has no outstanding options, rights or commitments to issue shares of Sibling Common Stock or any other Equity Security of Sibling, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Sibling Common Stock or any other Equity Security of Sibling. There is no voting trust, agreement or arrangement among any of the beneficial holders of Sibling Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Sibling Common Stock. All outstanding shares of the capital stock of Sibling are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.5	Commission Reporting and Compliance.

(a)          Sibling filed a registration statement on Form SB-2 under the Securities Act which became effective on March 15, 2001. Since that date, Sibling has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act. Sibling has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(b)          Sibling has delivered to Sona true and complete copies of the registration statements, information statements and other reports (or Sona can obtain same from the Commission web site at www.sec.gov) (collectively, “Sibling’s Commission Documents”) filed by Sibling with the Commission. None of Sibling’s Commission Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading. Notwithstanding this representation, Sibling is in the process of responding to Commission questions regarding its June 30, 2005 Form 10-KSB and September 30, 2005 Form 10-QSB.

(c)          Except as set forth on Schedule 3.5(c), Sibling has not filed, and nothing has occurred with respect to which Sibling would be required to file, any report on Form 8-K since June 6, 2006, except with respect to the issuance of a debenture being issued in the amount of $650,000 (the “RHS Debenture”) on or about June 26, 2006 substantially in the form represented in Exhibit G. Prior to and until the Closing, Sibling will provide to Sona copies of any and all amendments or supplements to Sibling’s Commission Documents filed with the Commission since June 23, 2006 and all subsequent registration statements and reports filed by Sibling subsequent to the filing of Sibling’s Commission Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by the Sibling with the Commission or delivered to the stockholders of Sibling.

(d)          Sibling is not an investment company within the meaning of Section 3 of the Investment Company Act.

(e)          The shares of Sibling Common Stock are not quoted on any quotation system or traded on any exchange system.

(f)           Between the date hereof and the Closing Date, Sibling shall continue to timely satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws.

(g)          To the best knowledge of Sibling, Sibling has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

(h)          Sibling is not a “blank check company” subject to the requirements of Rule 419 of the Securities Act.

3.6          Financial Statements. Attached hereto as Schedule 3.6(i) are Sibling’s audited consolidated balance sheets for the year ended June 30, 2005 and reviewed consolidated balance sheets for the quarter ended March 31, 2006, respectively (“Sibling’s Balance Sheets”) on the aforementioned dates (“Sibling’s Balance Sheet Dates”). In addition, at Closing, Sibling shall provide Sibling’s Subsidiaries’ audited balance sheets for the period from inception until June 30, 2006 (“Subsidiaries’ Balance Sheets”) on the aforementioned date (“Subsidiaries’ Balance Sheet Date”). Such financial statements (a) will be in accordance with the books and records of Sibling and Sibling’s Subsidiaries, (b) present fairly in all material respects Sibling’s and Sibling’s Subsidiaries’ financial condition at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (c) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior accounting periods.

3.7          Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Sibling or its Subsidiaries required in connection with the consummation of the Acquisition shall have been obtained prior to, and be effective as of, the Closing Date.

3.8          Compliance with Laws and Other Instruments. The business and operations of Sibling and the Subsidiaries have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of Sibling (as defined in Section 3.10). The execution, delivery and performance by Sibling and the Subsidiaries of the Acquisition Documents and the consummation by Sibling and the Subsidiaries of the transactions contemplated by this Agreement (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to Closing (b) will not cause Sibling or the Subsidiaries to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of each respective corporation’s articles of incorporation or bylaws , (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Sibling or the Subsidiaries are a party or by which Sibling, the Subsidiaries, or any of Sibling’s or the Subsidiaries’ properties is bound or affected, except as would not have a material adverse effect on the Condition of Sibling and (d) will not result in the creation or imposition of any Lien upon any property or asset of Sibling. Sibling and its Subsidiaries are not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of each respective corporation’s articles of incorporation or bylaws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of Sibling, or any other material agreement or instrument to which Sibling or its Subsidiaries are a party or by which Sibling or any of its Subsidiaries are bound or affected.

3.9          Binding Obligations. The Acquisition Documents constitute the legal, valid and binding obligations of the Sibling and are enforceable against Sibling in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.10       Absence of Undisclosed Liabilities. Sibling and its Subsidiaries have no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing Date, except (a) as disclosed in Schedule 3.10 and/or Schedule 3.11 hereto, (b) to the extent set forth on or reserved against in Sibling’s Balance Sheets and the Subsidiaries’ Balance Sheets, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since Sibling’s Balance Sheet Dates and Subsidiaries’ Balance Sheet Date, none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Sibling and its Subsidiaries, taken as a whole (the “Condition of Sibling”), and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules.

3.11       Changes. Notwithstanding the creation of Sibling’s Subsidiaries (see Schedule A), and except as described in Schedule 3.11 hereto, since Sibling’s Balance Sheet Dates and the Subsidiaries’ Balance Sheet Date, Sibling and its Subsidiaries have not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to Sibling’s knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on Sibling’s Balance Sheets and Subsidiaries’ Balance Sheets, and current liabilities incurred since Sibling’s Balance Sheet Dates and Subsidiaries’ Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of Sibling, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, (j) except as noted on Exhibit B, issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Sibling or its Subsidiaries other than as noted herein or any changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of Sibling, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in Sibling’s Balance Sheets or Subsidiaries’ Balance Sheet or their statements of income for the year ended on Sibling’s Balance Sheet Dates or Subsidiaries’ Balance Sheet Date (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

3.12       Tax Returns and Audits. All required federal, state and local Tax Returns of Sibling have not been prepared and timely filed or extensions with thereto granted, though to Sibling’s knowledge, no federal, state or local Taxes are due with respect to the periods covered by such delinquent returns. Notwithstanding the aforementioned representation, Sibling will file all delinquent federal, state or local Tax Returns prior to the Closing Date and be responsible for the satisfaction of any amounts due thereon, including Taxes, fees or penalties, if any.

Sibling has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of Sibling’s federal income tax returns nor any state, provincial or local income or franchise tax returns has been audited by governmental authorities. Sibling has withheld or collected from each payment made to each of its employees, if required, the amount of all taxes (including, but not limited to, federal, state and local income taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Sibling now pending, and Sibling has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. Sibling is not obligated to make a payment, or is a party to an agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code. Sibling has not agreed nor is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state and local law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired. Sibling (a) is not a party to, is bound by or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten, and (b) does not have any potential liability or obligation to any person as a result of, or pursuant to, any such any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten.

3.13       Employee Benefit Plans; ERISA. Except as described in Schedule 3.13 hereto, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by Sibling or its Subsidiaries.

3.14       Litigation. Except as disclosed in Schedule 3.14 hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Sibling, threatened against or affecting Sibling or its properties, assets or business. To the knowledge of Sibling, Sibling and its Subsidiaries are not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.15       Interested Party Transactions. Except as disclosed in Schedule 3.15, no officer, director or stockholder of Sibling or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or Sibling has or has had, either directly or indirectly, (a) an interest in any Person that furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Sibling or its Subsidiaries, or (b) a beneficial interest in any contract or agreement to which Sibling or its Subsidiaries are a party or by which they may be bound or affected.

3.16       Questionable Payments. Neither Sibling, nor to the knowledge of Sibling, any director, officer, agent, employee or other Person associated with or acting on behalf of Sibling or the Subsidiaries, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.17       Obligations to or by Stockholders. Except as described in Schedule 3.17 hereto, neither Sibling nor its Subsidiaries have any liability or obligation or commitment to any stockholder of Sibling or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Sibling, nor does any stockholder of Sibling or any such Affiliate or associate have any liability, obligation or commitment to Sibling or the Subsidiaries.

3.18       Schedule of Assets and Contracts. Except as expressly set forth in this Agreement, Sibling’s Balance Sheets, the Subsidiaries’ Balance Sheets or as described in Schedule 3.18(i) hereto, Neither Sibling nor its Subsidiaries is not a party to any written or oral agreement not made in the ordinary course of business that is material to Sibling or its Subsidiaries. Neither Sibling nor its Subsidiaries own any real property. Neither Sibling nor its Subsidiaries is party to or otherwise barred by any written or oral (a) agreement with any labor union; or (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements; or (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services; or(d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of Sibling or any other Person; or (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Sibling to any Lien or evidencing any Indebtedness; or (f) guaranty of any Indebtedness; (g) lease or agreement under which Sibling is lessee of or holds or operates any property, real or personal, owned by any other Person; or (h) lease or agreement under which Sibling or its Subsidiaries are lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Sibling or its Subsidiaries; or (i) agreement granting any preemptive right, right of first refusal or similar right to any Person; or (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of Sibling or its Subsidiaries or any present or former officer, director or stockholder of Sibling or its Subsidiaries; or (k) agreement obligating Sibling or its Subsidiaries to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, except for its present shows that provide for royalties); or (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity (other than its present officers); or (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment; or (n) agreement to register securities under the Securities Act; or (o) collective bargaining agreement. A schedule of Sibling’s bank accounts and those of the Subsidiaries is attached hereto as Schedule 3.18(ii).

3.19        Employees. Other than pursuant to ordinary arrangements of employment compensation, neither Sibling nor its Subsidiaries is under any obligation or liability to any officer, director, employee or Affiliate of Sibling or its Subsidiaries, except for executive compensation agreements with Mitchell Maxwell, Victoria Maxwell and James Cardwell; and an Letter of Intent and extensions executed between Sibling and Richard Bernstein to execute an executive compensation agreement attached hereto as Schedule 3.19(a) through Schedule 3.19(c) and 4.2(e) and 4.2(f) (collectively hereinafter referred to as the “Executive Agreements”). Such Executive Agreements shall be terminated between Sibling and the parties of the Executive Agreements and at the time of closing, Sona will issue agreements under the same terms and conditions contained in the Executive Agreements.

3.20        Disclosure. There is no fact relating to Sibling or its Subsidiaries that Sibling has not disclosed to Sona in writing that materially and adversely affects nor, insofar as Sibling can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Sibling or its Subsidiaries. No representation or warranty by Sibling and its Subsidiaries herein and no information disclosed in the schedules or exhibits hereto by Sibling contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

4.	Conduct of Businesses Pending the Acquisition.

4.1           Conduct of Business by Sona Pending the Acquisition. Prior to the Closing Date, unless Sibling shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a)	the business of Sona shall be conducted only in the ordinary course;

(b)         Sona shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its articles of incorporation or bylaws; or (iii) split, combine or reclassify the outstanding Sona’s Common Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock.

(c)         Sona shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Sona’s Common Stock, except to issue shares of Sona’s Common Stock in connection with the exercise of stock options outstanding on the date hereof; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(d)        Sona shall use its best efforts to preserve intact the business organization of Sona, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it; and

(e)         Sona will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below). Sona will promptly advise Sibling orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in herein, “Acquisition Proposal” shall mean any proposal for an acquisition or other business combination involving Sona or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement. Sona will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing.

4.2          Conduct of Business by Sibling Pending the Acquisition.  Prior to the Closing Date, unless Sona shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a)          the business of Sibling and its Subsidiaries shall be conducted only in the ordinary course;

(b)          Sibling shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock except as set forth on Exhibit B (Series E and Series F shares) (ii) amend its articles of incorporation or bylaws or those of the Subsidiaries; or (iii) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock; and

(c)          Sibling and its Subsidiaries shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock other than its present proposed offering of Series F shares (4,000,000), the RHS Convertible debenture or execute any other consulting agreements other than those detailed in Exhibit A,; (ii) acquire or dispose of any assets other than in the ordinary course of business; (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith.

(d)          Sibling will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). Sibling will promptly advise Sona orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a Acquisition or other business combination involving Sibling or for the acquisition of a substantial equity interest in Sibling or any material assets of Sibling other than as contemplated by this Agreement. Sibling will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

(e)          Sibling and its Subsidiaries will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees, except for an agreement with Richard Bernstein, which letter of intent agreement is attached hereto as Schedule 4.2(e) and extension thereto as Schedule 4.2(f).

5.	Additional Agreements.

5.1          Access and Information. Sona and Sibling shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Closing Date of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 5.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information which (i) is already in such party’s possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished). If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

5.2          Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Acquisition (and, in such case, to proceed with the Acquisition as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Sibling and Sona agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Sibling and Sona shall take all such necessary action.

5.3          Publicity. No party shall issue any press release or public announcement pertaining to the Acquisition that has not been agreed upon in advance by Sibling and Sona, except as both parties reasonably determine to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Sona Common Stock, provided that in such case the parties will use their best efforts to allow the other party to review and reasonably approve any same prior to its release.

5.4          Appointment of Directors. Immediately upon the Closing Date, Sibling shall accept the resignation of the current officer and director of Sona as provided by Section 6.2(f)(iv) hereof, and shall cause the persons listed as directors in Exhibit E hereto to be appointed to the Board of Directors of Sona. At the first annual meeting of Sona stockholders and thereafter, the election of members of Sona’s Board of Directors shall be accomplished in accordance with the bylaws of Sona.

6.	Conditions of Parties’ Obligations.

6.1          Sibling’s Obligations. The obligations of Sibling under this Agreement are subject to the fulfillment at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by Sibling.

(a)          No Errors, etc. The representations and warranties of Sona under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)          Compliance with Agreement. Sona shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c)          No Default or Adverse Change. There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Sona Balance Sheet Dates, there shall have been no material adverse change in the Condition of Sona.

(d)          Certificate of Officers. Sona shall have delivered to Sibling, a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer and Chief Financial Officer of Sona, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 6.1.

(e)          No Restraining Action. No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by the Acquisition Documents.

(f)           Supporting Documents. Sibling shall have received the following:

(i)           Copies of resolutions of the Board of Directors and the stockholders of Sona, certified by the Secretary of Sona, authorizing and approving the execution, delivery and performance of the Acquisition Documents and all other documents and instruments to be delivered pursuant hereto and thereto.

(ii)          A certificate of incumbency executed by the Secretary of Sona certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the articles of incorporation and bylaws of Sona delivered to Sibling at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

(iii)        A certificate, dated the Closing Date, executed by Sona’s Secretary, certifying that: (A) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the consummation of the Acquisition shall have been duly made or obtained, and all material consents by third parties that are required for the Acquisition have been obtained; and (B) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by the Acquisition Documents.

(iv)         The executed resignation of Nora Coccaro, as an officer and director of Sona, with the resignations to take effect at the Closing Date.

(v)          Evidence as of a recent date of the good standing and corporate existence of Sona issued by the Secretary of State of the State of Texas and evidence that Sona is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(vi)          Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Sibling may reasonably request including, but not limited to, the acceptance of the executive compensation agreements referred to in Section 3.19 hereof and the agreement to accept the RHS Debenture so that any conversion of the RHS Debenture into Sibling shares shall now provide conversion into Sona shares.

(g)          Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Sibling. Sona shall furnish to Sibling such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 6.1 as Sibling or its counsel may reasonably request.

6.2          Sona’s Obligations. The obligations of Sona under this Agreement are subject to the fulfillment at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by Sona.

(a)          No Errors, etc.  The representations and warranties of Sibling and its Subsidiaries under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)          Compliance with Agreement. Sibling and its Subsidiaries shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c)          No Default or Adverse Change. There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default of Event of Default, and since Sibling’s Balance Sheets Dates and Subsidiaries’ Balance Sheet Date, there shall have been no material adverse change in the Condition of Sibling.

(d)          Certificate of Officers. Sibling shall have delivered to Sona a certificate dated the Closing Date, executed on its behalf by its President or other duly authorized officer, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 6.2.

(e)          Opinion of Sibling’s Counsel. Sona shall have received from counsel for Sibling, a favorable opinion dated the Closing Date to the effect set forth in Exhibit F hereto.

(f)	Supporting Documents. Sona shall have received the following:

(i)           Copies of resolutions of Sibling’s board of directors, certified by its Secretary, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement, and all other documents and instruments to be delivered by them pursuant hereto and thereto.

(ii)          A certificate of incumbency executed by the Secretary of Sibling certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (i) above and further certifying that the articles of incorporation and bylaws of Sibling and its Subsidiaries appended thereto have not been amended or modified.

(iii)        A certificate, dated the Closing Date, executed by the Secretary of Sibling, certifying that: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the consummation of the Acquisition shall have been duly made or obtained, and all material consents by third parties required for the Acquisition have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by any of the Acquisition Documents.

(iv)         Evidence as of a recent date of the good standing and corporate existence of Sibling and its Subsidiaries issued by the Secretary of each corporation’s respective state of incorporation and evidence that Sibling and its Subsidiaries are qualified to transact business as foreign corporations and are in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary.

(v)          Evidence that Sibling has all tax returns required to be filed in the State of New York and that Sibling has no liabilities for taxes or penalties for failure to timely file tax returns.

(vi)         Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Sona may reasonably request.

(g)          Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be mutually satisfactory in form and substance to Sona and Sibling. Sibling shall furnish to Sona such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 6.2 as Sona may reasonably request.

7.            Non-Survival of Representations and Warranties. The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Exhibits and Schedules to the Agreement which are hereby incorporated by reference) shall not survive beyond the Closing Date. This Section 7 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

8.            Amendment of Agreement. This Agreement may be amended or modified at any time in all respects by an instrument in writing executed by the parties hereto.

9.            Definitions. Unless the context otherwise requires, the terms defined in this Section 9 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquisition” shall have the meaning assigned to it in Section 1.1 hereof.

“Acquisition Documents” shall have the meaning assigned to it in Section 2.6 hereof.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Agreement.

“Closing” shall have the meaning assigned to it in Section 10 hereof.

“Closing Date” shall have the meaning assigned to it in Section 1.3 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Condition of Sona” shall have the meaning assigned to it in Section 2.2 hereof.

“Condition of Sibling” shall have the meaning assigned to it in Section 3.10 hereof.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of Sona, Sibling or its Subsidiaries, to be observed or performed under the terms of this Agreement, if such default or failure in performance shall remain unremedied for five (5) days.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136, et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; as any of the above statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Event of Default” shall mean (a) the failure of Sona, Sibling or its Subsidiaries to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of Sona, Sibling or its Subsidiaries to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“Hazardous Material” means any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

“Indebtedness” shall mean any obligation of Sona, Sibling and its Subsidiaries which under generally accepted accounting principles is required to be shown on the balance sheet of Sona or Sibling and its Subsidiaries as a liability. Any obligation secured by a Lien on property of Sona, Sibling or its Subsidiaries shall be deemed to be Indebtedness.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of Sona, Sibling and it Subsidiaries, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by Sona or Sibling and its Subsidiaries or for which Sona or Sibling and its Subsidiaries is otherwise contingently liable.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry. An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “knowledge” of such particular fact or matter after due inquiry.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of Sona that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by Sona in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sibling’s Balance Sheets” and “Sibling’s Balance Sheet Dates” shall have the meanings assigned to such terms in Section 3.6 hereof.

“Sona’s Balance Sheets” and “Sona’s Balance Sheet Dates” shall have the meanings assigned to such terms in Section 2.10 hereof.

“Subsidiaries Balance Sheets” and “Subsidiaries Balance Sheet Date” shall have the meanings assigned to such terms in Section 3.6 hereof.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

10.          Closing. The closing of the Acquisition (the “Closing”) shall occur concurrently with the Closing Date. The Closing shall occur at the offices of Anslow & Jaclin, LLP. At the Closing, Sibling shall present for delivery to Sona the shares of its Subsidiaries common stock in exchange for the Securities in accordance with Section 1.3 hereof. At the Closing Date, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

11.	Termination Prior to Closing.

11.1       Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)	By the mutual written consent of Sona and Sibling;

(b)          By Sona, if Sibling or its Subsidiaries (i) fail to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of their representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Sona has notified Sibling of its intent to terminate this Agreement pursuant to this paragraph (b);

(c)          By Sibling, if Sona (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Sibling has notified Sona of its intent to terminate this Agreement pursuant to this paragraph (c);

(d)          By either Sona, on the one hand, or Sibling, on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Sibling or Sona, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby, provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency; or

(e)	if the Closing has not occurred by December 31, 2006.

11.2       Termination of Obligations. Termination of this Agreement pursuant to Section 11.1 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 5.1, 12.3 and 12.11; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 11.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

12.	Miscellaneous.

12.1       Notices. Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Sibling:	Sibling Entertainment Group, Inc.
511 West 25th Street, Suite 503
New York, New York 10001
Attention: Mitchell Maxwell, President and CEO

With a copy to:	Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Fax: (732) 577-1188
Attention: Richard I. Anslow, Esq.

If to Sona:	Sona Development Corp.
2610-1066 West Hastings Street
Vancouver, BC, Canada V6E 3X2
Attention: Nora Cocarro, CEO

With a copy to:	Orsa & Company
600 Westwood Terrace
Austin, Texas 78746
Fax: (801) 582-9629
Attention: Ruairidh Campbell, Esq.

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing. Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

12.2       Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

12.3       Expenses. Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement.

12.4       Time. Time is of the essence in the performance of the parties’ respective obligations herein contained.

12.5       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.6       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others, which may be withheld in its sole discretion, and any such transfer or assignment without said consent shall be void.

12.7       No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

12.8       Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

12.9       Recitals, Schedules and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

12.10     Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

12.11     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. This Agreement and the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the courts of New York County, New York. The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York. The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in prospect hereof brought in New York County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York County, New York has been brought in an inconvenient forum. With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

SIBLING ENTERTAINMENT GROUP, INC.: By: Mitchell Maxwell, President and Chief Executive Officer
SONA DEVELOPMENT CORP.: By: /s/ Nora Coccaro Nora Coccaro, Chief Executive Officer

EXHIBIT A

SUBSIDIARIES OF SIBLING

Subsidiary	State of Incorporation	Date of Formation

Sibling Music Corp.	Delaware	June 9, 2006

Sibling Pictures, Inc.	Delaware	May 18, 2004

Reel Love on Film LLC	New York	October 8, 2002
(subsidiary of Sibling Pictures, Inc.)

Reel Productions, Inc.	New York	October 8, 2002
(subsidiary of Sibling Pictures, Inc.)

Sibling Theatricals, Inc.	Delaware	June 9, 2006

HATS! Holding, Inc.	Delaware	June 9, 2006
(subsidiary of Sibling Theatricals, Inc.)

Sibling Properties, Inc.	Delaware	June 9, 2006

EXHIBIT B

ISSUANCE OF SONA SHARES AND WARRANTS TO SIBLING

SIBLING ENTERTAINMENT GROUP, INC

	Outstanding	Reserved	Open & Planned Offerings	Fully Diluted
Current Shares Outstanding	27,917,472	50,000		27,967,472
RHS Debenture on Conversion @$0.50/share			1,300,000	1,300,000
Shares Available for Sale - Series F (Planned Offering)			4,000,000	4,000,000
Total Shares	27,917,472	50,000	5,300,000	33,267,472
$0.275/ share Warrants (5 Year) Sibling Officers & Consultants	1,150,000			1,150,000
Moneta Capital (On closing)			5,000,000	5,000,000
$0.50/ share Warrants (3 Year) (A)	877,500			877,500
$0.50/ share Warrants (3 Year) (C)	65,000			65,000
$0.50/ share Warrants (3 Year) (S)	50,000			50,000
$0.55/ share Warrants (5 Year) (D)	998,736			998,736
$0.55/ share Warrants (5 Year) (E)	600,000			600,000
RHS Debenture @ $0.55/share			300,000	300,000
RHS Debenture Extension @ $0.55/share			300,000	300,000
RHS on Conversion @ $0.75/share			650,000	650,000
RHS on Conversion @ $1.00/share			650,000	650,000
$0.75/ share Warrants (5 Year) (D)	998,736			998,736
$0.75/ share Warrants (5 Year) (E)	600,000			600,000
$0.75/ share Warrants (5 Year) (F)			2,000,000	2,000,000
$1.00/ share Warrants (5 Year) (F)			2,000,000	2,000,000
Total Warrants	5,339,972	0	10,900,000	16,239,972

Total Fully Diluted	33,257,444	50,000	16,200,000	49,507,444

Prior to closing the Acquisition, Sibling shall complete its Series F offering which shall increase the total amount of shares of common stock outstanding in Sibling at closing resulting in the issuance of additional Sona shares of common stock to Sibling at closing.

EXHIBIT C

SONA’S ARTICLES OF INCORPORATION

EXHIBIT D

SONA’S BYLAWS

EXHIBIT E

OFFICERS AND DIRECTORS

SIBLING ENTERTAINMENT GROUP HOLDINGS, INC. (Sona Development Corp.)

Officers:	CEO: Mitchell Maxwell
CFO and Chief Accounting Officer: James Cardwell
President: Mitchell Maxwell
Treasury: James Cardwell
Secretary: Victoria Maxwell

Directors:	Mitchell Maxwell, Chairman
Victoria Maxwell
James Cardwell
Richard Bernstein
[Director to be Appointed by Sona]

SIBLING ENTERTAINMENT GROUP, INC.

Officers:	CEO & President: Mitchell Maxwell

Vice President: Victoria Maxwell

Treasurer: James Cardwell

Secretary: Victoria Maxwell

Directors:	Mitchell Maxwell, Chairman
Victoria Maxwell
James Cardwell
Richard Bernstein

SIBLING THEATRICALS, INC.

Officers:	President, Mitchell Maxwell
Vice President, Victoria Maxwell
Treasurer, James Cardwell
Secretary, Victoria Maxwell

HATS HOLDINGS, INC.

Officers:	President, Victoria Maxwell
Vice President, Mitchell Maxwell
Treasurer, James Cardwell
Secretary, James Cardwell

SIBLING PROPERTIES, INC.

Officers:	President, James Cardwell
Vice President, Mitchell Maxwell
Treasurer, James Cardwell
Secretary, Victoria Maxwell

SIBLING MUSIC CORP.

Officers:	President, Richard Bernstein
Vice President, Mitchell Maxwell
Treasurer, James Cardwell
Secretary, Victoria Maxwell

SIBLING PICTURES, INC.

Officers:	President, Victoria Maxwell
Vice President, Mitchell Maxwell
Treasurer, James Cardwell
Secretary, James Cardwell

REEL LOVE ON FILM LLC

Officers:	President, Victoria Maxwell
Vice President, Mitchell Maxwell
Treasurer, James Cardwell
Secretary, James Cardwell

REEL PRODUCTIONS, INC.

Officers:	President, Victoria Maxwell
Vice President, Mitchell Maxwell
Treasurer, James Cardwell
Secretary, James Cardwell

EXHIBIT F

FORM OF OPINION OF SIBLING’S COUNSEL

EXHIBIT G

RHS DEBENTURE

SCHEDULE 2.1(B)

SONA’S DIRECT OR INDIRECT INTEREST

SCHEDULE 2.5

SONA’S STOCKHOLDERS

SCHEDULE 2.10

SONA’S FINANCIAL STATEMENTS

SCHEDULE 2.11

SONA’S LIABILITIES

SCHEDULE 2.12

SONA’S CHANGES/INDEBTEDNESS

SCHEDULE 2.21

SONA’S INTERESTED PARTY TRANSACTIONS

SCHEDULE 2.29

SONA’S OBLIGATIONS TO OR BY STOCKHOLDERS

SCHEDULE 2.30(c)

SONA’S RECENT FILINGS ON FORM 8-K

SCHEDULE 3.5(c)

SIBLING’S RECENT FILINGS ON FORM8-K

SCHEDULE 3.6(i)

SIBLING’S FINANCIAL STATEMENTS

SCHEDULE 3.6(ii)

SIBLING’S SUBSIDIARIES’ FINANCIAL STATEMENTS

SCHEDULE 3.10

SIBLING’S LIABILITIES

SCHEDULE 3.11

SIBLING’S CHANGES

SCHEDULE 3.13

SIBLING EMPLOYEE BENEFIT PLANS

SCHEDULE 3.14

SIBLING’S LITIGATION

SCHEDULE 3.15

INTERESTED PARTY TRANSACTIONS

SCHEDULE 3.17

SIBLING’S OBLIGATIONS TO OR BY STOCKHOLDERS

SCHEDULE 3.18(i)

SIBLING’S SCHEDULE OF ASSETS AND CONTRACTS

SCHEDULE 3.18(ii)

SCHEDULE OF SIBLING BANK ACCOUNTS

SIBLING ENTERTAINMENT GROUP, INC. ACCOUNTS

HSBC

80 Eighth Avenue

NY, NY 10011

Acct# 609-73982-4 (main operating acct)

Acct# 609-63174-8 (investor business acct)

Acct# 031-73253-4 (secondary acct)

SCHEDULE 3.19(a)

AGREEMENT WITH MITCHELL MAXWELL

SCHEDULE 3.19(b)

AGREEMENT WITH VICTORIA MAXWELL

SCHEDULE 3.19(c)

AGREEMENT WITH JAMES CARDWELL

SCHEDULE 4.2(e)

LOI AGREEMENT WITH RICHARD BERNSTEIN

SCHEDULE 4.2(f)

EXTENSION LOI AGREEMENT WITH RICHARD BERNSTEIN